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                                 EXHIBIT 99.1



FOR IMMEDIATE RELEASE
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                     Sky Financial to Acquire Celaris Group

January 30, 2002 (Bowling Green, Ohio; NASDAQ: SKYF) Sky Financial Group, Inc. announced today that it has agreed to acquire Celaris Group, Inc., a full-service insurance agency specializing in commercial and personal insurance services, financial services and group benefits for businesses. Celaris was formed January 1, 2000, by the merger of the Ohio Benefit Group, Heritage Insurance and Cavalear Insurance and is headquartered in Bowling Green, Ohio. It currently has nine offices in Ohio: Bowling Green, Columbus, Defiance, Fostoria, Fremont, Lima, Marion, Sylvania and Tiffin.

The acquisition is consistent with Sky's strategy of diversifying its business mix into financial services that are complimentary to its banking franchise. "Celaris will bring additional expertise to our existing agency portfolio with strong full-service insurance programs," stated Marty Adams, Chairman and CEO of Sky Financial Group. "It is one of Ohio's largest and most recognized insurance agencies and will compliment our current business."

"The Celaris family is proud of its success and we look forward to continuing our strategy with the resources available through Sky Financial," said Tim Paradiso, CEO of Celaris Group. "I am confident that our full-service insurance philosophy along with Sky's current strategy will add value and benefit to our clients, carriers and employees."

Jerry Batt, President of Celaris added " We have achieved our success by establishing multiple offices with community-based employees. Sky's business model mirrors that of the Celaris Group and together will provide increased services and products to both Sky and Celaris clients. We could not have found a better match."

This acquisition combined with Sky's two other insurance affiliates, Picton Cavanaugh and Meyer & Eckenrode Insurance Group, will put Sky's insurance group in the top 50 largest insurance agencies in the nation.

Sky Financial Group is a $9.2 billion diversified financial services holding company headquartered in Bowling Green, Ohio. Sky operates 210 financial centers and over 200 ATMs serving communities in Ohio, Michigan, Pennsylvania, Indiana, and West Virginia. The company's related financial services affiliates include Sky Bank, Sky Trust, Sky Financial Solutions, Sky Access, Picton Cavanaugh, and Meyer & Eckenrode Insurance Group. Sky is located on the web at www.skyfi.com.
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